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                                                                       EXHIBIT 5

                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]

                                                                October 22, 1999

                        Crown Castle International Corp.
                          9 1/2% Senior Notes Due 2011
                     11 1/4% Senior Discount Notes Due 2011
                                 Exchange Offer

Ladies and Gentlemen:

  We have acted as counsel for Crown Castle International Corp., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission of a registration statement on Form S-4 under the Securities Act of 1933, Registration No. 333-87765 (the "Registration Statement"), relating to the issuance and exchange of (i) up to $125,000,000 aggregate principal amount of its 9 1/2% Senior Notes Due 2011, to be registered under the Securities Act of 1933, as amended (the "New Senior Notes") for a like principal amount of its outstanding 9 1/2% Senior Notes Due 2011 (the "Old Senior Notes") and (ii) up to $260,000,000 aggregate principal amount at maturity of its 11 1/4% Senior Discount Notes Due 2011, to be registered under the Securities Act of 1933, as amended (the "New Senior Discount Notes", and together with the New Senior Notes, the "New Notes") for a like principal amount at maturity of its outstanding 11 1/4% Senior Discount Notes Due 2011 (the "Old Senior Discount Notes"). The New Senior Notes and the New Senior Discount Notes are each to be issued pursuant to an indenture, dated as of August 3, 1999, between the United States Trust Company of New York, as Trustee, (the "Trustee") and the Company (together, the "Indentures"). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Registration Rights Agreement (as defined below).

  In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation of the Company; (b) the By-laws of the Company; (c) resolutions adopted by the Board of Directors of the Company on July 21, 1999 and by the Pricing Committee of the Board of Directors of the Company on July 26, 1999;
(d) the Registration Statement; (e) the Registration Rights Agreement, dated August 3, 1999, among the Company, Goldman, Sachs & Co., Salomon Smith Barney Inc., Lehman Brothers Inc. and Credit Suisse First Boston Corporation (the "Registration Rights Agreement"); and (f) the Indentures.

  In rendering the opinions contained herein, we have assumed (a) that each of such parties has the legal power to act in the respective capacity or capacities in which it is to act thereunder, (b) the authenticity of all the documents submitted to us as originals, (c) the conformity to the original documents of all documents submitted to us as copies and (d) the genuineness of all signatures on all documents submitted to us.

  Based upon the foregoing, we are of the opinion that:

  1. With respect to the New Notes, when the New Notes have been duly authorized, executed and authenticated in accordance with the terms of the applicable Indenture by the Company and the Trustee, duly issued and delivered in exchange for the Old Notes pursuant to the Registration Rights Agreement, and assuming the New Notes are in the form filed as an exhibit to the Registration Statement, the New Notes will constitute legal, valid and binding obligations of the Company entitled to the benefits of the applicable Indenture and enforceable against the Company in accordance with their terms (subject to
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applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

  2. With respect to the Indentures, assuming each of the Indentures has been duly authorized, executed and delivered by the Company and the Trustee, and has been duly qualified under the Trust Indenture Act of 1939, each Indenture constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

  We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

  We are aware that we are referred to under the heading "Legal Matters" in the Registration Statement, and we hereby consent to (i) the use of our name in the Registration Statement and (ii) the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Cravath, Swaine & Moore

Crown Castle International Corp.
510 Bering Drive, Suite 500
Houston, TX 77057

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